Pricing supplement No. 2028 To prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated May 22, 2014; Rule 424(b)(2)

Deutsche Bank AG
$500,000,000 3 Year Floating Rate Notes due May 30, 2017

General
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The 3 Year Floating Rate Notes due May 30, 2017 (the "notes") pay interest quarterly in arrears at a variable rate equal to 3-month USD LIBOR plus 0.47%. The notes are designed for investors who seek quarterly interest payments with the return of principal at maturity. All payments on the notes, including interest payments and the repayment of principal at maturity, are subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due May 30, 2017.
•	Minimum denominations of $1,000 (the “Principal Amount”) and integral multiples thereof.
•
The notes priced on May 22, 2014 (the “Trade Date”) and are expected to settle on May 30, 2014 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100.00%
Interest Rate:
Interest will be paid on a quarterly basis in arrears at the Interest Rate set forth below on each Interest Payment Date based on an actual/360 day count convention. The Interest Rate for each Reset Period commencing on an Interest Reset Date will be equal to the Base Rate (to be determined by the calculation agent on the relevant Interest Determination Date) plus the Spread. The Initial Interest Rate will be equal to the Base Rate (to be determined by the calculation agent on the second London Banking Day prior to the Settlement Date) plus the Spread.

Base Rate:	3-month USD LIBOR
Spread:	Plus 0.47%
Reset Period:	Each period from (and including) an Interest Reset Date to (but excluding) the following Interest Reset Date, with the final Reset Period ending on (but excluding) the Maturity Date.
Interest Reset Date:	Each Interest Payment Date
Interest Determination Date:	The second London Banking Day preceding an Interest Reset Date. A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Interest Payment Dates:
February 28, May 30, August 30 and November 30 of each year, commencing on August 30, 2014 and ending on the Maturity Date. If any scheduled Interest Payment Date (other than the Maturity Date) is not a Business Day (as defined below), the Interest Payment Date will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

Trade Date:	May 22, 2014
Settlement Date:	May 30, 2014
Maturity Date:	May 30, 2017
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152RWZ2 / US25152RWZ27
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page PS-2 in this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	100.00%	0.15%	99.85%
Total	$500,000,000	$750,000	$499,250,000
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc., an agent for this offering, is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$500,000,000.00	$64,400.00

Deutsche Bank Securities

May 22, 2014

SUMMARY

You should read this pricing supplement together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves risks. This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. On May 6, 2014, Moody’s Investor Services, Inc. placed Deutsche Bank AG’s current long-term debt rating under review for downgrade. In the event Deutsche Bank AG were to default on its payment obligations, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire initial investment.

•
THE NOTES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the notes.

•
THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. We and our affiliates intend to act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — The value of the notes will be affected by a number of factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	the actual or anticipated rate of LIBOR;

•	the volatility of LIBOR;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
HOLDINGS OF THE NOTES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE PRICE OF THE NOTES — Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10.00% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 Principal Amount of our 3 Year Floating Rate Notes due May 30, 2017.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a variable rate equal to 3-month USD LIBOR plus 0.47%. The interest will be paid on a quarterly basis in arrears on each Interest Payment Date, including the Maturity Date, based on an actual/360 day count convention. The notes are our Series A global notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG, London Branch under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar. In addition, the trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes. From time to time, we may create and issue additional notes with the same terms, so that the additional notes will be considered as part of the same issuance as the earlier notes.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) is $1,000 and the Issue Price of each note is $1,000. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be May 30, 2017, unless that day is not a Business Day, in which case the Maturity Date will be the first following Business Day. On the Maturity Date, you will receive a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest. If the scheduled Maturity Date is not a Business Day, the principal and any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed payment will accrue during the period from and after the scheduled Maturity Date.

The notes will bear interest from the Settlement Date at a variable Interest Rate, payable on a quarterly basis in arrears on February 28, May 30, August 30 and November 30 of each year (each, an “Interest Payment Date”), commencing on August 30, 2014 and ending on the Maturity Date, based on an actual/360 day count convention. If any scheduled Interest Payment Date (other than the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

The “Interest Rate” for each Reset Period commencing on an Interest Reset Date will be equal to the Base Rate (to be determined by the calculation agent on the relevant Interest Determination Date) plus the Spread. The Initial Interest Rate will be equal to the Base Rate (to be determined by the calculation agent on the second London Banking Day prior to the Settlement Date) plus the Spread.

The “Base Rate” is 3-month USD LIBOR. The “Spread” is plus 0.47%.

Each “Reset Period” will be from (and including) an Interest Reset Date to (but excluding) the following Interest Reset Date, with the final Reset Period ending on (but excluding) the Maturity Date.

The “Interest Reset Dates” will be the Interest Payment Dates.

Each “Interest Determination Date” will be the second London Banking Day preceding the relevant Interest Reset Date. A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “Business Day” is any day that is a London Banking Day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. As the calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the Business Day preceding each Interest Payment Date and the Maturity Date.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis—Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Tax Considerations

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The notes will be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a qualified floating rate and are issued without original issue discount.

If you purchase a note at a price that is greater or less than the issue price, you may be considered to have purchased the note with “amortizable bond premium” or “market discount,” respectively. See “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Market Discount” and “United States Federal Income Taxation—Tax Consequences to U.S. Holders—Acquisition Premium and Amortizable Bond Premium,” as applicable, on page PS-39 of the accompanying prospectus supplement.

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met. See “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders” on page PS-42 of the accompanying prospectus supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.  Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect. We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent thereunder, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes indicated opposite such Agent’s name in the following table.

Agents	Principal Amount of Notes
Deutsche Bank Securities Inc.	$418,750,000
ANZ Securities, Inc.	$6,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$6,250,000
BNY Mellon Capital Markets, LLC	$6,250,000
The Huntington Investment Company	$6,250,000
Jefferies LLC	$6,250,000
KeyBanc Capital Markets Inc.	$6,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$6,250,000
PNC Capital Markets LLC	$6,250,000
RBC Capital Markets, LLC	$6,250,000
Regions Securities LLC	$6,250,000
Scotia Capital (USA) Inc.	$6,250,000
TD Securities (USA) LLC	$6,250,000
U.S. Bancorp Investments, Inc.	$6,250,000
Total…………………………………………………………..	$500,000,000

Notes sold by the Agents to the public will initially be offered at the Issue Price set forth on the cover of this pricing supplement. If all of the notes are not sold at the Issue Price, the Agents may change the offering price and the other selling terms.

The Agents will receive a selling concession in connection with the sale of the notes of 0.15% or $1.50 per $1,000 Principal Amount of notes. The Agents may also sell the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Agents and/or the purchasers of the notes for whom they may act as agent. In connection with the sale of the notes, the Agents may receive commissions from the purchasers of the notes for whom they may act as agent. The Agents and any dealers that participate with the Agents in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10.00% of the notes offered in that offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.